ARCHROCK PARTNERS, L.P.
AWARD NOTICE AND AGREEMENT
PHANTOM UNITS WITH DERS
Archrock GP LLC (the “Company”), as general partner of Archrock General Partner, L.P., which is the general partner of Archrock Partners, L.P. (the “Partnership”), has granted to you (the "Participant") Phantom Units under the Archrock Partners, L.P. 2017 Long-Term Incentive Plan (as may be amended from time to time, the “Plan”), subject to the terms and conditions set forth in this Award Notice and Agreement (the "Award Notice") and the Plan. Each Phantom Unit shall be issued in tandem with a corresponding DER, which shall entitle you to payments in an amount equal to Partnership distributions in accordance with Section 2 below. Unless otherwise defined herein, capitalized terms used in this Award Notice shall have the respective meanings ascribed to them in the Plan.
The material terms of your Award are as follows:
1.Award. You have been granted Phantom Units, each with a tandem grant of a DER (your "Award"), as provided above.
2.DERs. Each Phantom Unit granted hereunder is hereby granted in tandem with a corresponding DER, which DER shall remain outstanding from the Grant Date until the earlier of the payment or forfeiture of the Phantom Unit to which it corresponds (the “DER Period”). Each DER shall entitle you to receive payments, subject to and in accordance with this Award Notice, in an amount equal to each distribution (including any extraordinary or other non-recurring distribution), in each case, that (a) is made by the Partnership in respect of the Common Unit underlying the Phantom Unit to which such DER relates, and (b) has an applicable Distribution Date (as defined below) occurring during the DER Period. Such amounts (if any) shall be payable as and when such distributions are paid generally to the Partnership’s Common Unit holders (without regard to the vested or unvested status of the Phantom Unit underlying such DER on the applicable Distribution Date). Notwithstanding the foregoing, upon the payment or forfeiture of a Phantom Unit, the DER granted in tandem with such paid or forfeited Phantom Unit, as applicable, and the DER Period shall terminate with respect to such paid or forfeited Phantom Unit, as applicable. For the avoidance of doubt, a DER will only entitle you to payments relating to distributions with an applicable Distribution Date occurring between the Grant Date and the date on which you receive payment in respect of the Phantom Unit to which it corresponds in accordance with Section 7 below (or, if earlier, the date on which you forfeit the Phantom Unit to which it corresponds). The DERs and any amounts that may become distributable in respect thereof shall be treated separately from the Phantom Units and the rights arising in connection therewith for purposes of Section 409A (as defined below) (including for purposes of the designation of the time and form of payments required by Section 409A). For purposes of this Award Notice, “Distribution Date” shall mean, with respect to any distribution made in respect of the Common Units of the Partnership, the date preceding the ex-dividend date applicable to such distribution.
3.Grant Date. The Grant Date of your Award is the date on which this Award is approved by the Compensation Committee of the Board of Directors of the Company.
4.Vesting. Your Award is subject to a vesting schedule. Subject to Section 5 below, the Award will vest ratably on each of _______________, _____________ and _______________ (each, a “Vest

Date”); however, except as otherwise provided in Sections 5 and 6 below, you must remain in continued service as an Employee of the Company at all times from the Grant Date up to and including the applicable Vest Date for the applicable portion of the Award to vest.
5.Termination of Employment. If your employment with the Company terminates for any reason other than due to your a) death or b) a disability that would meet the criteria for being considered “disabled” under the Company’s or an Affiliate’s long-term disability plan as if you were eligible to participate in the plan (“Disability”), then all of your unvested Phantom Units will be forfeited without payment as of the date of such termination. If your employment with the Company terminates as a result of your death or Disability, then your unvested Phantom Units will vest on the date of such termination. For purposes of this Notice, (a) your “employment with the Company” includes your employment as an Employee with the Company or an Affiliate and (b) your “employment with the Company” will be terminated only if it is a "separation from service" within the meaning of Section 409A of the Internal Revenue Code and accompanying regulations issued under Section 409A.
6.Termination Following a Change of Control. In the event a Change of Control occurs, notwithstanding anything to the contrary in this Award Notice, this section will govern the vesting of your Award on and after the date a Change of Control is consummated.
If your status as an Employee of the Company or an Affiliate is terminated on or within 18 months following the date a Change of Control is consummated (i) by the Company or such Affiliate without cause, (ii) by you for Good Reason (as defined below) or (iii) as a result of your death or Disability, then the unvested portion of your Award as of the date of your termination as an Employee will immediately vest in full and all restrictions applicable to your Award will cease as of the date of your termination. If your status as an Employee is terminated by the Company or an Affiliate with cause or by you without Good Reason on or after the date a Change of Control is consummated, then the unvested portion of your Award will be automatically forfeited on the date of your termination.
For purposes of this Award Notice, unless otherwise provided in a written agreement between the Company or an Affiliate and you, “Good Reason” means the occurrence of any of the following without your express written consent:
(i)    A reduction of 10% or more of your base salary;

(ii)	Your being required to be based at any other office or location of employment more than 50 miles from your primary office or location of employment immediately prior to the Change of Control; or

(iii)	The willful failure by the Company or an Affiliate to pay you your compensation when due;

provided, however, unless otherwise provided in a written agreement between the Company or an Affiliate and you, that Good Reason does not exist with respect to a matter unless you give the Company or an Affiliate, as applicable, a notice of termination due to such matter within 20 days of the date such matter first exists. If you fail to give a notice of termination timely, you shall be deemed to have waived all rights you may have under this Award Notice with respect to such matter. The Company or an Affiliate will have 30 days from the date of your notice of termination to cure the matter. If the Company or an Affiliate cures the matter, your notice of termination shall be deemed rescinded. If the Company or an Affiliate (as applicable) fails to cure the matter timely, your status as an Employee shall be deemed to have been terminated by the Company for Good Reason at the end of the 30-day cure period.

7.Payment. As soon as administratively practicable, but in no event later than the 60th day after the date your Phantom Units vest in accordance with Paragraphs 4, 5 or 6 above (the "Payment Date"), the Company will pay you one Unit of the Partnership with respect to each vested Phantom Unit; provided, however, that the Committee, in its discretion, may elect to pay to you on the Payment Date all of the Units related to your vested Phantom Units either (a) in the form of a lump sum cash payment or (b) in a combination of Units and a lump sum cash payment in lieu of Units. Any lump sum cash payment will be equal to the Fair Market Value as of the Vest Date of the Units. Awards made under this Notice are not intended to be subject to Section 409A of the Code under the short-term deferral exclusion and this Notice will be interpreted and operated consistent with such intent.
8.Non-Transferability. Prior to vesting, you cannot sell, transfer, pledge, exchange or otherwise dispose of the Phantom Units, except as otherwise set forth in the Plan.
9.Withholding. If your Award is subject to applicable income, employment and/or social insurance or social security withholding obligations, unless you make other arrangements with the Company prior to the Payment Date, the Company or its Affiliate shall withhold cash and/or a sufficient number of Units that are otherwise issuable to you pursuant to your Award to satisfy any such withholding obligations. If necessary, the Company also reserves the right to withhold from your regular earnings an amount sufficient to meet the withholding obligations.
10.Rights as Unitholder. You, or your executor, administrator, heirs, or legatees shall have the right to receive distributions on Units and all the other privileges of a unitholder of the Partnership only from the date of issuance of a Unit in your name representing payment of a vested Phantom Unit.
11.No Right to Continued Employment. Nothing contained in this Notice confers upon you any right to continued employment with the Company or interferes in any way with the right of the Company or any its Affiliates to terminate your employment at any time.
12.Plan Governs. This Notice is subject to the terms of the Plan, a copy of which is available on UBS One Source or which will be provided to you upon written request addressed to Archrock Partners, L.P., Stock Plan Administration, 16666 Northchase Drive, Houston, TX 77060. All the terms and conditions of the Plan, as may be amended from time to time, and any rules, guidelines and procedures which may from time to time be established pursuant to the Plan, are hereby incorporated into this Notice. In the event of a discrepancy between this Notice and the Plan, the Plan shall govern.
13.Modifications. The Company may make any change to this Notice that is not adverse to your rights under this Notice or the Plan.
14.Non-Solicitation/Confidentiality Agreement. The greatest assets of the Company and its Affiliates (“Archrock” in this Section 14) are its employees, directors, customers, and confidential information. In recognition of the increased risk of unfairly losing any of these assets, Archrock has adopted this Non-Solicitation/Confidentiality Agreement as set forth in this Section 14, the terms of which you accept and agree to by accepting the Award.
a.In order to assist you with your employment-related duties, Archrock has provided and shall continue to provide you with access to confidential and proprietary operational information and other confidential information which is either information not known by actual or potential competitors and third parties or is proprietary information of Archrock (“Confidential Information”). Such Confidential Information shall include, without limitation, information regarding Archrock’s customers and suppliers, employees, business operations, product lines, services, pricing and pricing formulae, machines and inventions, research, knowhow, manufacturing and fabrication techniques, engineering and product design specifications, financial information, business plans and strategies, information derived from reports and computer systems, work in progress, marketing and sales programs and strategies, cost data, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of Archrock. You agree, during your service as an Employee and at all times thereafter, not to use, divulge, or furnish or to make accessible to any third party, company, or other entity or individual, without Archrock’s written consent, any Confidential Information of Archrock, except as required by your job-related duties to Archrock. Notwithstanding the foregoing or anything herein to the contrary, you understand that (a) nothing contained herein will prohibit you from filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation; (b) nothing herein is intended to or will prevent you from communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to, any federal, state or local government regulator (including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice) for the purpose of reporting or investigating a suspected violation of law, or from providing such information to your attorney or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding; and (c) pursuant to 18 USC Section 1833(b), you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
b.You agree that whenever your service as an Employee of Archrock ends for any reason, (i) you shall return to Archrock all documents containing or referring to Archrock’s Confidential Information as may be in your possession and/or control, with no request being required; and (ii) you shall return all Archrock computer and computer-related equipment and software, and all Archrock property, files, records, documents, drawings, specifications, lists, equipment and other similar items relating to Archrock’s business coming into your possession and/or control during your employment, with no request being required.
c.In connection with your acceptance of the Award under the Plan, and in exchange for the consideration provided hereunder, and in consideration of Archrock disclosing and providing access to Confidential Information, you agree that you will not, during your service as an Employee or other service provider of Archrock, and for one year thereafter, directly or indirectly, for any reason, for your own account or on behalf of or together with any other person, entity or organization (i) call on or otherwise solicit any natural person who is employed by Archrock in any capacity with the purpose or intent of attracting that person from the employ of Archrock, or (ii) divert or attempt to divert from Archrock any business relating to the provision of natural gas compression equipment and related services, oil and natural gas production and processing equipment and related services or water treatment equipment and related services without, in each case, the prior written consent of Archrock.
d.You agree that (i) the terms of this Section 14 are reasonable and constitute an otherwise enforceable agreement to which the terms and provisions of this Section 14 are ancillary or a part of; (ii) the consideration provided by Archrock under this Section 14 is not illusory; (iii) the restrictions of this Section 14 are necessary and reasonable for the protection of the legitimate business interests and goodwill of Archrock; and (iv) the consideration given by Archrock under this Section 14, including without limitation, the provision by Archrock of Confidential Information to you, gives rise to Archrock’s interests in the covenants set forth in this Section 14.
e.You and Archrock agree that it was both parties’ intention to enter into a valid and enforceable agreement. You agree that if any covenant contained in this Section 14 is found by a court of competent jurisdiction to contain limitations as to time, geographic area, or scope of activity that are not reasonable and impose a greater restraint than is necessary to protect the goodwill or other business interests of Archrock, then the court shall reform the covenant to the extent necessary to cause the limitations contained in the covenant as to time, geographic area, and scope of activity to be restrained to be reasonable and to impose a restraint that is not greater than necessary to protect the goodwill and other business interests of Archrock.
f.In the event that Archrock determines that you have breached or attempted or threatened to breach any term of this Section 14, in addition to any other remedies at law or in equity Archrock may have available to it, it is agreed that Archrock shall be entitled, upon application to any court of proper jurisdiction, to a temporary restraining order or preliminary injunction (without necessity of (i) proving irreparable harm, (ii) establishing that monetary damages are inadequate, or (iii) posting any bond with respect thereto) against you prohibiting such breach or attempted or threatened breach by proving only the existence of such breach or attempted or threatened breach. You agree that the period during which the covenants contained in this Section 14 are in effect shall be computed by excluding from such computation any time during which you are in violation of any provision of this Section 14.
g.You hereby acknowledge that the Award being granted to you under the Plan is an extraordinary item of compensation and is not part of, nor in lieu of, your ordinary wages for services you may render to Archrock.
h.You understand that this agreement is independent of and does not affect the enforceability of any other restrictive covenants by which you have agreed to be bound in any other agreement with Archrock.
i.Notwithstanding any other provision of this Award, the provisions of this Section 14 shall be governed, construed and enforced in accordance with the laws of the State of Texas, without giving effect to the conflict of law principles thereof. Any action or proceeding seeking to enforce any provision of this Section 14 shall be brought only in the courts of the State of Texas or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of Texas, and the parties consent to the jurisdiction of such courts in any such action or proceeding and waive any objection to venue laid therein.
15.Data Privacy. You consent to the collection, use, processing and transfer of your personal data as described in this paragraph. You understand that the Company and/or its Affiliates hold certain personal information about you (including your name, address and telephone number, date of birth, social security number, social insurance number, etc.) for the purpose of administering the Plan (“Data”). You also understand that the Company and/or its Affiliates will transfer this Data amongst themselves as necessary for the purpose of implementing, administering and managing your participation in the Plan, and that the Company and/or its Affiliates may also transfer this Data to any third parties assisting the Company in the implementation, administration and management of the Plan. You authorize them to receive, possess, use, retain and transfer the Data, in electronic or other form, for these purposes. You also understand that you may, at any time, review the Data, require any necessary changes to the Data or withdraw your consent in writing by contacting the Company. You further understand that withdrawing your consent may affect your ability to participate in the Plan.
16.Additional Information. If you require additional information concerning your Award, contact the Company’s Stock Plan Administrator at 281.836.8055 or at mystock@archrock.com. You may also contact UBS at 713.654.4713.
17.Participant Acceptance. If you agree with the terms and conditions of this Award, please indicate your acceptance in UBS One Source by selecting “Accept.” To reject the Award, select “Reject.” Please note that if you decline the Award or do not accept the terms of the award within 45 days of the Grant Date, the Award will be forfeited.